U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 13, 2010

EMERITUS CORPORATION
(Exact name of registrant as specified in charter)

Washington	1-14012	91-1605464
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121
(Address of principal executive offices) (Zip Code)

(206) 298-2909
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On October 13, 2010, Emeritus Corporation (“Emeritus” or the “Company”) entered into two Master Leases dated October 12, 2010, as amended October 15, 2010, with affiliates of HCP, Inc. (“HCP”) to lease a total of 27 senior living communities (the “Master Lease Agreements”).  The communities are located in 13 states and consist of approximately 3,239 units, comprised of 2,021 assisted living, 631 memory care, 450 skilled nursing and 137 independent living units.

The Master Lease Agreements have an initial term of 15 years, commencing November 1, 2010, with two available extension options of 10 years each.  One of the lease agreements contains a purchase option on 10 of the communities, exercisable beginning in year 11 and extending through the remaining initial term of the lease.  The purchase option price for the 10 communities, comprising approximately 634 assisted living and 251 memory care units, would be the greater of (i) $140.0 million (subject to certain adjustments), or (ii) the fair market value of such communities, as determined by appraisal on the date of exercise, less any shared appreciation amount.  The shared appreciation amount would be equal to the sum of the following:

1.           25% of the first $15.0 million of fair market value that exceeds $140.0 million;
2.           35% of the second $15.0 million of fair market value that exceeds $155.0 million; and
3.           40% of any fair market value that exceeds $170.0 million.

Pursuant to the terms of each of the Master Lease Agreements (and subject to certain adjustments with respect to the Camarillo, California facility), annual minimum rent on the communities would be fixed during the first five years at $31.0 million, $34.5 million, $41.0 million, $46.0 million, and $51.0 million.  Thereafter, annual minimum rent would increase annually by the greater of the increase in the Consumer Price Index (“CPI”) or 3.0%.  Minimum rent on the first year of each extension period would be the greater of (i) the fair market rent, not to exceed 106% of the prior lease year rent, or (ii) the minimum rent for the prior lease year increased by the greater of the increase in CPI or 3.0%.

Pursuant to the terms of the Master Lease Agreements, HCP would make available $9.5 million as an allowance for capital improvements within the first 24 months of the lease term.  HCP would fund the first $3.0 million without any corresponding increase in rent.  The next $6.5 million of funding would result in an increase in annual minimum rents equal to 8.5% of the advance when each portion is funded by HCP.  The additional rent related to the capital improvement advances would increase annually by the greater of the increase in the CPI or 3.0%.

Pursuant to the terms of the Master Lease Agreements, the Company would be required to make minimum annual capital expenditures of $550, $600, and $650 per unit starting in the third through fifth lease years, respectively.  Thereafter, the per unit capital expenditure requirement would increase annually by the greater of the increase in CPI or 3.0%, all of which would be calculated on a rolling 24-month basis.

This transaction (meaning both Master Lease Agreements together as a whole) is subject to several customary closing conditions that include, among others, state licensing and transition requirements.

The communities are similar in operating characteristics to Emeritus' existing portfolio of senior living communities and are located in states where the Company currently operates.

A press release announcing the Company’s entry into the Master Lease Agreements is attached hereto as Exhibit 99.1.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.                      Description

99.1	Press Release dated October 18, 2010, entitled EMERITUS ANNOUNCES LEASE SIGNING FOR 27 SENIOR LIVING COMMUNITIES.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

October 19, 2010		EMERITUS CORPORATION

	By:	/s/ Robert C. Bateman
Robert C. Bateman, Executive Vice President—Finance
and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.                      Description

99.1	Press Release dated October 18, 2010, entitled EMERITUS ANNOUNCES LEASE SIGNING FOR 27 SENIOR LIVING COMMUNITIES.